UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 17, 2013
Date of Report (Date of earliest event reported)

RDA HOLDING CO.
(Exact name of registrant as specified in its charter)

Delaware	333-170143-07	37-1537045
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Third Avenue, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(646) 293-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 1.03 of this Current Report on Form 8-K regarding the Restructuring Support Agreement and the DIP Credit Facility (as such terms are defined below) is incorporated by reference into this Item 1.01.

Item 1.03 Bankruptcy or Receivership.

Commencing on February 17, 2013 and continuing immediately thereafter, RDA Holding Co. (the “Company”) and its United States subsidiaries, including The Reader’s Digest Association, Inc. (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”) (Lead Ch. 11 Case No. 13-22233) (the “Chapter 11 Cases”). The Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

Restructuring Support Agreement

Prior to filing the Chapter 11 Cases, the Company entered into a Restructuring Support Agreement with the agent and lender under the Secured Credit Agreement referred to in Item 2.04 of this Current Report (the “Lender”) and the beneficial holders of approximately 70% of the principal amount of the Notes referred to in Item 2.04 of this Current Report (the “Noteholders”). Pursuant to the Restructuring Support Agreement, the parties thereto have agreed to support a financial reorganization of the Debtors consistent with the terms and conditions set forth in the Restructuring Support Agreement (the “Restructuring Transaction”).

Restructuring Transaction

The terms of the Restructuring Transaction include:

•
The Refinancing Loans (as defined below) and any obligations arising thereunder will be amended and restated as a first out first priority exit term loan, pari passu with the Second Out Exit Term Loan (as defined below) (the “First Out Exit Term Loan”).

•	The New Money Loan (as defined below) and any claims arising thereunder will convert to a second out, first priority exit term loan of $45 million (the “Second Out Exit Term Loan”).

•
The reorganized Company shall have no more than $106 million in funded debt immediately following the effective date of a chapter 11 plan of reorganization for the Debtors, which plan shall be acceptable to the Lender and the Noteholder group (the “Effective Date”).

•	On the Effective Date, the Debtors will issue 100% of the new common stock of the reorganized Company (subject to dilution for a new equity compensation plan) to the Noteholders on a pro rata basis.
The Restructuring Support Agreement contains customary terms, is subject to material conditions and may be terminated upon the occurrence of certain events, including if the Court has not confirmed a chapter 11 plan of reorganization for the Debtors incorporating the terms of the Restructuring Transaction by July 15, 2013.

The foregoing is qualified in its entirety by reference to the Restructuring Support Agreement, the form of which is attached hereto as Exhibit 10.1.

Debtor-in-Possession Financing

In connection with the Chapter 11 Cases, the Company filed a motion seeking approval of the Court for a senior secured priming debtor-in-possession credit facility in an aggregate principal amount of approximately $105 million (the “DIP Credit Facility”) comprised of (a) a term loan in an aggregate principal amount of $45 million (the “New Money Loan”) and (b) a “roll up” term loan and letter of credit facility in the aggregate principal amount of approximately $60 million (collectively, the “Refinancing Loan” and together, with the New Money Loan, the “Loans”), between the Reader’s Digest Association, Inc. as borrower, an entity to be selected by the lenders in consultation with The Reader’s Digest Association, Inc., as administrative agent and collateral agent (the “Administrative Agent”), and certain other agents and lenders party thereto.

The proceeds of the DIP Credit Facility will be used: (1) in respect of the New Money Loan, (a) for working capital and other general corporate purposes, (b) to pay transaction costs, fees and expenses incurred in connection with the DIP Credit Facility and (c) to pay adequate protection expenses, if any, to the extent set forth in the interim order entered into by the Bankruptcy Court in connection with the DIP Credit Facility; and (2) in respect of the Refinancing Loan, to repay in full the loans and obligations outstanding under the credit facilities evidenced by the Secured Credit Agreement, including rolling up the existing letters of credit issued under the Secured Credit Agreement including any fees, interest, expenses and indemnification amounts relating thereto.

The Court has scheduled a “first day” hearing to be held on February 19, 2013.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The bankruptcy filing described in Item 1.03 above constituted an event of default or otherwise triggered repayment obligations under the following debt instruments:

•    Credit and Guarantee Agreement dated as of March 30, 2012, among The Reader’s Digest Association, Inc., the Company and other guarantors named therein, Wells Fargo Bank, National Association, as administrative agent and the banks and other financial institutions or entities from time to time party thereto, as lenders (as amended, the “ Secured Credit Agreement”);
•    Unsecured Term Loan Credit and Guarantee Agreement dated as of August 12, 2011, among the Company, The Reader’s Digest Association, Inc. and the other guarantors named therein, Luxor Capital Group, LP, as administrative agent and the banks and other financial institutions or entities from time to time party thereto, as lenders (as amended, the “Unsecured Credit Agreement”) and;

•    Indenture governing the Floating Rate Senior Secured Notes due 2017 (the “Notes”), dated as of February 11, 2010, by and among, the Company, The Reader’s Digest Association, Inc., the subsidiary guarantors named therein, Wells Fargo Bank, National Association, as trustee, and Wilmington Trust FSB, as collateral agent (as amended or supplemented, the “Indenture”).

The Company has approximately $49.8 million, in addition to letters of credit totaling approximately $9.5 million, outstanding under the Secured Credit Agreement, approximately $10 million outstanding under the Unsecured Credit Agreement and approximately $464 million in principal amount of Notes outstanding. As a result of the filing of the Chapter 11 Cases, all indebtedness outstanding under the Secured Credit Agreement, Unsecured Credit Agreement and the Notes was accelerated and became due and payable, subject to an automatic stay of any action to collect, assert or recover a claim against the Company and the application of applicable bankruptcy law.

The Company also did not make an interest payment on the Notes that was due to be paid on February 15, 2013, subject to a 30-day grace period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Ryan Schaper, who has served as a director of RDA Holding Co. and as a director of The Reader’s Digest Association, Inc. (“RDA”) since April 2011, resigned from each board of directors effective February 17, 2013. His decision to resign was not as a result of any disagreement with the Company, RDA or management.

Item 7.01 Regulation FD Disclosure

Additional information on the Chapter 11 Cases, including access to documents filed with the Court and other general information about the Chapter 11 Cases is available at http://www.RDArestructures.com. The information contained on the Company’s website shall not be incorporated by reference into this current report.

A copy of the press release dated February 17, 2013, announcing the filing of the Chapter 11 Cases, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

 Item 8.01 Other Events.

In connection with the filing of the Chapter 11 Cases, the Company intends to file a Form 15 immediately after the filing of this Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) to notify the public of the suspension of the Company’s SEC reporting obligations. Upon the filing of the Form 15, the Company will no longer file periodic and current reports under the Exchange Act with the SEC. During the pendency of the Chapter 11 Cases, the Company will be required to file information with the Court in accordance with applicable Bankruptcy Code rules and procedure.

Item 9.01 Financial Statements and Exhibits.

 (d)  Exhibits.

 Exhibit No.                Description

10.1	Form of Restructuring Support Agreement.
99.1	Press Release dated February 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RDA Holding Co.

/s/ Paul R. Tomkins
Name: Paul R. Tomkins
Title: Executive Vice President and Chief Financial Officer
Date: February 18, 2013

EXHIBIT INDEX

Exhibit No.    Description

10.1	Form of Restructuring Support Agreement.
99.1	Press Release dated February 17, 2013.